Exhibit 99.1

Contact:	David W. Miles	Derwin Wallace
	Chief Financial Officer	Director, Investor Relations
	(502) 394-2137	(502) 420-2567

RESCARE ANNOUNCES AMENDMENT TO CREDIT FACILITY

LOUISVILLE, KY (November 30, 2007) — ResCare, Inc. (NASDAQ: RSCR) today announced that it has amended its senior secured credit facility.  The amended credit facility increases the revolver capacity by $50 million to $250 million.  A $50 million “accordion feature” remains in place, which allows the Company to expand its total borrowing capacity to $300 million.  The amendment also makes some definitional and technical changes.  The credit facility expires on October 3, 2010, and is secured by a lien on the assets of the Company and its subsidiaries.  The credit facility will be used primarily for working capital purposes, letters of credit required under its insurance programs and for acquisitions.

Ralph G. Gronefeld, Jr., ResCare president and chief executive officer, remarked, “The amended credit facility gives us greater borrowing capacity to support our continued growth strategy.  We view this transaction as a vote of confidence from our bank group, which includes a new additional lender.”

ResCare, with 30+ years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and those with disabilities.  It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels.  Based in Louisville, Kentucky, ResCare and its 42,000 dedicated employees serve daily more than 65,000 people in 37 states, Washington, D.C. and in a growing number of international locations.  For more information on ResCare, please visit the Company’s website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs.  In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements.  Please refer to the discussion of those factors in the Company’s filed reports.  Statements related to expected financial results are as of this date only and ResCare does not assume any responsibility to update these statements.

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